Exhibit 99.1

BHIT Announces Agreement to Purchase Assets of L.A. Colo

Cleveland, Ohio, July 28, 2008 — B.H.I.T. Inc. (OTCBB: BHIT.OB), today announced that on July 24, 2008 it entered into an asset purchase agreement with L.A. Colo, LLC (“Colo”), as seller, and Iron Rail Group, LLC, the current owner of Colo, pursuant to which BHIT agreed to purchase substantially all of the assets of Colo. Colo builds, repairs, maintains and rehabilitates railroad tracks and related railroad infrastructure. Completing the acquisition is contingent on the satisfaction of standard conditions, including BHIT being satisfied with its due diligence and finalizing financing arrangements. There can be no assurances that the transaction will be completed on the proposed terms, or at all.

About BHIT
B.H.I.T. Inc. is a shell company currently without significant operations or sources of revenues other than its investments. Our existing operations relate primarily to servicing our cash investment portfolio and maximizing existing capital with stable interest generating instruments. However, our new management team is aggressively investigating potential operating companies to acquire and additional sources of financing. In June 2007, we sold 10.0 million of our common shares in a private placement for $0.10 a share for a total of $1.0 million. Currently we are focusing our efforts on railroad track repair and maintenance businesses, but we cannot guarantee we will complete an acquisition in this industry. Accordingly, we may explore potential acquisitions in other industries as well.

Safe Harbor Regarding Forward-Looking Statements
Some of the statements that we make in this press release, including statements about our confidence in BHIT’s prospects and strategies are forward-looking statements within the meaning of § 21E of the Securities Exchange Act. Some of these forward-looking statements can be identified by words like “believe,” “expect,” “will,” “should,” “intend,” “plan,” or similar terms; others can be determined by context. Statements contained in this report that are not historical facts are forward-looking statements. These statements are necessarily estimates reflecting our best judgment based upon current information, and involve a number of risks and uncertainties. Many factors could affect the accuracy of these forward-looking statements, causing our actual results to differ significantly from those anticipated in these statements. While it is impossible to identify all applicable risks and uncertainties, they include our ability to: execute our business plan by identifying and acquiring an operating company; obtain appropriate financing to complete potential acquisitions; effectively invest our existing funds and raise additional capital to fund our operations; and comply with SEC regulations and filing requirements applicable to us as a public company.

You should not place undue reliance on our forward-looking statements, which reflect our analysis only as of the date of this report. The risks and uncertainties listed above and in documents that we file with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and any current reports on Form 8-K, must be carefully considered by any investor or potential investor in BHIT.

For additional information or clarification respecting BHIT, please contact: Gary O Marino, Chairman of the Board, at 561-443-5300.